EXHIBIT 10-11

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is executed and entered into this 28th day of June, 2006 by and between CTI Industries Corporation, an Illinois corporation and CTI Helium, Inc. (collectively the “Borrower”) and Charter One Bank, N.A., a national banking association (“Bank”) and amends, as of the date hereof, the Loan and Security Agreement between the parties dated February 1, 2006 (the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

For and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Loan Agreement is hereby amended as follows:

1. In Section 1.1 of the Loan Agreement the definition for “Revolving Loan Excess Availability” shall be deleted in its entirety.

2. The definition of “Applicable Margin” in Section 1.1 Loan Agreement shall be amended in it entirety to read as follows:

“Applicable Margin” shall mean the rate per annum added to the Base Rate to determine the Revolving Interest Rate, Term Interest Rate and Mortgage Rate, as determined by the ratio of Senior Debt to consolidated EBITDA of the Borrower and its Subsidiaries for the twelve month period ending as of the end of the prior fiscal quarter, effective as of any Interest Rate Change Date, as set forth below:

Ratio of Senior Debt to EBITDA	Applicable Margin
Greater than or equal to 4.50 to 1.00	1.00%

Greater than or equal to 4.00 to 1.00; less than 4.50 to 1.00	0.75%

Greater than or equal to 3.50 to 1.00; less than 4.00 to 1.00	0.50%

Greater than or equal to 2.75 to 1.00; less than 3.50 to 1.00	0.25%

Less than 2.75 to 1.00	0.00%

3. The definition of “Letter of Credit Rate” in Section 1.1 of the Loan Agreement shall be amended in its entirety to read as follows:

“Letter of Credit Rate” shall mean the per annum rate as determined by the ratio of the Senior Debt to the consolidated EBITDA of the Borrower and its Subsidiaries for the twelve month period ending as to the end of the fiscal quarter most recently ended at the time of the issuance of a Letter of Credit, as set forth below:

Ratio of Senior Debt to EBITDA	Letter of Credit Rate
Greater than or equal to 4.00 to 1.00	2.25%

Greater than or equal to 3.50 to 1.00; less than 4.00 t0 1.00	2.00%

Greater than or equal to 2.75 to 1.00; less than 3.50 to 1.00	1.75%

Greater than or equal to 2.00 to 1.00; less than 2.75 to 1.00	1.50%

Less than 2.00 to 1.00	1.25%

4. The definition of “Non-Utilization Fee Rate” in Section 1.1 of the Loan Agreement shall be amended in its entirety to read as follows:

“Non-Utilization Fee Rate” shall mean the per annum rate as determined by the ratio of the Senior Debt to the consolidated EBITDA of the Borrower and its Subsidiaries for the twelve month period ending as of the end of the prior fiscal quarter, as set forth below:

Ratio of Senior Debt to EBITDA	Non-Utilization Fee Rate
Greater than or equal to 4.00 to 1.00	0.25%

Greater than or equal to 2.75 to 1.00; less than 4.00 to 1.00	0.15%

Less than 2.75 to 1.00	0.10%

5. Section 2.1(a) of the Loan Agreement shall be amended in its entirety to read as follows:

(a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise accelerated, terminated or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrower for the purposes of refinancing existing indebtedness with Cole Taylor Bank, funding working capital and for general corporate purposes.

6. Section 2.1(c)(i) of the Loan Agreement shall be amended in its entirety to read as follows:

(i) Revolving Loan Maturity Payments. All Revolving Loans hereunder shall be repaid by the Borrower on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loan Obligations hereunder exceeds the Revolving Loan Availability, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as are satisfactory to the Bank as shall be necessary to eliminate such excess.

7. Section 10.3 of the Loan Agreement shall be amended in its entirety to read as follows:

10.3 Senior Debt to EBITDA. As of the end of each of its fiscal quarters set forth below, the Borrower and its Subsidiaries shall maintain a ratio of (a) consolidated Senior Debt; to (b) consolidated EBITDA for the twelve month period ending on the last day of such fiscal quarter, plus, for the twelve month period ending on June 30, 2006 only, an add-back adjustment of $388,000, plus for the twelve month period ending on September 30, 2006 only, an add-back adjustment of $194,000, of not greater than the following:

Computation Period Ending	Senior Debt to EBITDA
June 30, 2006	3.75 to 1.00

September 30, 2006	3.50 to 1.00

December 31, 2006	3.25 to 1.00

March 31, 2007	3.25 to 1.00

June 30, 2007 and thereafter	3.00 to 1.00

8. Section 10.4 of the Loan Agreement shall be amended in its entirety to read as follows:

10.4 Fixed Charge Coverage. As of the end of each fiscal quarter, the Borrower and its Subsidiaries shall maintain a ratio of (a) the total for the Computation Period (as defined below) ending on the last day of such fiscal quarter of EBITDA minus the sum of all income taxes paid in cash by the Borrower and its Subsidiaries and all Capital Expenditures which are not financed with Funded Debt, to (b) the sum for such Computation Period of (i) Interest Charges plus (ii) required payments of principal of Borrower’s Funded Debt (including the Term Loan and Mortgage Loan, but excluding the Revolving Loans) for such period, of not less than 1.15 to 1.00. The “Computation Period” as used herein shall mean six months for the quarter ending June 30, 2006, nine months for the quarter ending September 30, 2006 and twelve months thereafter.

9. In order to induce the Bank to execute and deliver this Amendment, the Borrower hereby represents to the Bank: (a) that immediately after giving effect to this Amendment, each of the representations and warranties by Borrower set forth in Section 7 of the Loan Agreement (except those representations that relate expressly to an earlier date) are and shall be true and correct; and (b) that Borrower is and shall be in full compliance with the terms of the Loan Agreement as so amended and that no Event of Default shall be continuing or shall result after giving effect to this Amendment.

10. The effectiveness of this Amendment is subject to satisfaction of all of the following conditions:

(a) The receipt by Bank of evidence satisfactory to it of the existence of the insurance required to be maintained by Borrower pursuant to Section 8.6 of the Loan Agreement, together with evidence that the Bank has been named as a lender’s loss payee and as an additional insured on all related insurance policies.

(b) The payment by Borrower of all outstanding fees and costs of Bank relating to the Loan Agreement and this Amendment, including all legal fees;

(c) The receipt by Bank of a Reaffirmation of Guaranty from each of the Guarantors, in form and substance acceptable to the Bank;

(d) The receipt by Bank of resolutions of the Board of Directors of the Borrower, authorizing the execution of this Amendment; and

(e) The receipt by Bank of such other certificates, schedules, information or documents as Bank shall request.

11. To the extent the terms of this Amendment conflict with the terms of the Loan Agreement, the terms hereof shall be controlling. Except as specifically amended hereby, the Loan Agreement shall remain unchanged and in full force and effect. The Loan Agreement, as amended hereby, and all rights and powers created thereby and thereunder are in all respects ratified and confirmed. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts and each such counterpart shall be deemed an original, but all such counterparts together shall constitute but one and the same Amendment. This Amendment shall be binding upon and inure to the benefit of the Bank and the Borrower, and their respective successors and assigns. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

CTI Helium, Inc.		CTI Industries Corporation

By:	/s/ Stephen M. Merrick	By:	/s/ Stephen M. Merrick
Title: Executive Vice President		Title: Executive Vice President

Charter One Bank, N.A.

By:	/s/ Erica Scully
Title: Vice President

[First Amendment to Loan and Security Agreement]